CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
OF
SERIES G PREFERRED STOCK
OF
CROWN ELECTROKINETICS CORP.
_______________

The undersigned, being the Chief Executive Officer and Chairman of Crown Electrokinetics Corp., a Delaware corporation (the “Corporation”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board”) of the Corporation by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the following resolutions creating a series of Series G Preferred Stock, was duly adopted on April 7, 2025:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation, there hereby is created out of the shares of preferred stock of the Corporation, par value $0.0001 per share, as authorized in the Certificate of Incorporation, a series of preferred stock of the Corporation, to be named “Series G Preferred Stock” consisting of one (1) share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of the Series G Preferred Stock).

TERMS OF PREFERRED STOCK

Section 1.     Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Holder” shall have the meaning given such term in Section 3.

“New York Courts” shall have the meaning set forth in Section 5(b).

“Preferred Stock” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

Section 2.     Designation, Amount; Par Value. The series of Preferred Stock shall be designated as Series G Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to one (1) share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of the Preferred Stock). Each share of Preferred Stock shall have a par value of $0.0001 per share.

Section 3.     Dividends. The holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall not be entitled to receive dividends on shares of Preferred Stock (or any fraction of a share of Preferred Stock).

Section 4.     Voting Rights. Except as otherwise provided herein or as required by law, the Series G shall be voted together with the shares of Common Stock and any other series of preferred stock then outstanding, and not as a separate class, at any annual or special meeting of stockholders of the Corporation, with respect to any question or matter upon which the holders of Common Stock have the right to vote, such that the aggregate voting power of the Series G is equal to fifty-one percent (51%) of the total voting power of the Corporation. The Series G shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and may act by written consent in the same manner as the holders of Common Stock of the Corporation.
Section 5.     Miscellaneous.

a)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by electronic mail or facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address 11601 Wilshire Blvd., Suite 2240, Los Angeles, CA 90049, Attention: Chief Executive Officer, email: doug@crownek.com, or such other facsimile number, email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail at the facsimile number or email address provided for in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail at the facsimile number or email address provided for in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
b)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.
c)Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares.

d)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

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RESOLVED, FURTHER, that the Chairman, the Chief Executive Officer, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 16tht day of May, 2025.

By: /s/ Doug Croxall
Name: Doug Croxall
Title: Chief Executive Officer

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